Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coca-Cola Enterprises Inc. Stock Deferral Plan (As Amended and Restated Effective April 1, 2004) of our reports dated March 2, 2005, with respect to the consolidated financial statements and schedule of Coca-Cola Enterprises Inc., Coca-Cola Enterprises Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Coca-Cola Enterprises Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
April 28, 2005